Offer to Exchange Certain Outstanding Options March 3, 2009 Exhibit (a)(1)(I)

Disclaimer
Disclaimer
The following is a brief summary of the terms of the
offer to exchange certain outstanding options to
purchase common stock for new options (the “Offer”).
All statements made within this presentation material
and through related discussions is in no way a
comprehensive representation of the terms of the Offer.
We urge you to read carefully the Offer documents in
their entirety for definitive rules and specifics regarding
the Offer before making a decision to participate.
You should consult your tax advisor regarding your
specific questions with regard to income tax
consequences of the Offer.

Reasons for the Offer to Exchange
Reasons for the Offer to Exchange
ISSI needs to maintain competitive incentive programs
ISSI stock price has been negatively impacted by the
sharp decline in global equity markets
Nearly all stock options are currently “underwater” and,
therefore, do not provide an incentive to employees
Offer to exchange options is intended to:
– Restore equity incentives for employees
– Reduce the number of outstanding options that are significantly
“underwater” and are unlikely to be exercised

The Offer
The Offer
Eligible participants may exchange certain existing out-
of-the-money options for new options.
The offering period commenced March 2, 2009 and
closes at 5:00 pm (U.S. Pacific Time) on April 1, 2009.
Eligible participants may elect to participate at any time
during the Offer period.

Who is Eligible to Participate?
Who is Eligible to Participate?
Current employees of ISSI or one of our subsidiaries who
own eligible option grants
Employees on an authorized leave of absence
Participation is VOLUNTARY
Officers and members of ISSI’s board of directors are
NOT eligible for the Offer

Terms of the Offer
Terms of the Offer
You may exchange option grants with an exercise price
equal to or greater than $6.00 per share.
Exchanged options will be cancelled on the date the
new options are issued.
Each new option grant will have a different number of
shares, exercise price, and vesting schedule, than each
cancelled option.  The remaining term of the new option
will be the same as that of the cancelled option.

Number of Shares
Number of Shares
The Offer is a “value-for-value” exchange which will
result in each new option grant representing the right to
purchase fewer shares than the option tendered for
exchange.
The number of shares represented by each new option
grant was determined using an exchange ratio which
will result in the fair value of the new option being
substantially equal to the fair value of the cancelled
option.
ISSI established four different exchange ratios based
on the exercise price of the options to be cancelled.

Exchange Ratios Exchange Ratios Outstanding Option Exchange Exercise Price Ratio $6.00 - $6.80 5-for-1 $6.81 - $9.80 6-for-1 $9.81 - $13.80 10-for-1 $13.81 and Higher 15-for-1

Example Option Exchanges Example Option Exchanges Current Current New Shares Price Ratio Shares 1000 $6.75 5-for-1 200 1200 $7.50 6-for-1 200 500 $10.00 10-for-1 50 300 $15.00 15-for-1 20

Individual Option Grants
Individual Option Grants
You can decide to exchange none of your eligible
options, some of your eligible options, or all of your
eligible options.
However, for each individual option grant you must
either exchange all of the shares under that grant or
none of the shares. You cannot exchange some shares
and not others under the same option grant.

Exercise Price of the New Option
Exercise Price of the New Option
The exercise price of the new option will be equal to the
closing price of ISSI common stock as reported on
Nasdaq one business day after the expiration date of
the Offer (currently intended to be April 2, 2009).

Vesting Schedule
Vesting Schedule
The vesting schedule of your new option will be different
from the vesting schedule of your cancelled option.
If your cancelled option was fully vested (generally
outstanding four years or more):
– New option vests 50% immediately, and 50% at the one year
anniversary of the new grant
If your cancelled option was only partially vested
(generally outstanding less than four years):
– New option vests 33% immediately; 33% at the one year
anniversary of the new grant; and the remaining 33% at the two year anniversary of the new grant

New Option Vesting Examples
New Option Vesting Examples
Fully-vested old option
New option grant of 60
shares:
– 30 vest on April 2, 2009
– 30 vest on April 2, 2010
Partially-vested old option
New option grant of 60
shares:
– 20 vest on April 2, 2009
– 20 vest on April 2, 2010
– 20 vest on April 2, 2011

Decision Notification and Logistics
Decision Notification and Logistics
Documentation will be sent to you by email. You may
also access the SEC documents through the Investor
Relations section of the ISSI Web site.
Please read all Offer documentation before making a
decision whether to tender your eligible options.
If you decide to participate in the Offer, you will need to
submit a completed Election Form to Thanh Ha (San
Jose) by 5:00 pm (U.S. Pacific Time) on April 1, 2009
per the instructions provided in the Offer
documentation.

Decision Notification and Logistics (cont.)
Decision Notification and Logistics (cont.)
You are responsible for making sure that the forms are
timely delivered.  Late submission will NOT be accepted.
You may withdraw your election at any time during the
Offer period by submitting a valid withdrawal form.  The
form will be provided in the Offer documentation.
You are responsible for making sure that the withdrawal
form is timely delivered.
If we extend the date of exchange beyond April 1, 2009
we are required to notify you and provide you with
additional time to determine whether to tender your
options.

Further Questions
Further Questions
If after thoroughly reading the Offer documentation, you
still have questions, please contact one of the following:
– San Jose
• TBD
– Hsinchu
• TBD
– Shanghai
• TBD
– Hong Kong
• TBD